                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ESS TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2001

TO THE SHAREHOLDERS OF ESS TECHNOLOGY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ESS Technology, Inc. (the "Company") will be held on Thursday, May 31, 2001 at 2:00 p.m. local time at The Westin Hotel, 5101 Great America Parkway, Santa Clara, California 95054 for the following purposes:

     1. To elect directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

     2. To approve and ratify amendments to the Company's 1995 Employee Stock Purchase Plan that will improve the administration of the Purchase Plan and increase the number of shares of Common Stock authorized for issuance under the Purchase Plan by 300,000 shares to an aggregate of 925,000 shares.

     3. To approve and ratify amendments to the Company's 1997 Equity Incentive Plan to increase the per person annual grant limits and increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares to an aggregate of 10,000,000 shares.

     4. To approve and ratify amendments to the Company's 1995 Directors' Stock Option Plan to increase the shares of Initial Grant and Subsequent Grant and to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares to an aggregate of 600,000 shares.

     5. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2001.

     6. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Boyd
                                          Chief Financial Officer
Fremont, California
April 30, 2001

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

                                      LOGO

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 31, 2001
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of ESS Technology, Inc. (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held on Thursday, May 31, 2001 at 2:00 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders (the "Annual Meeting"). The Annual Meeting will be held at The Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054. The telephone number at that location is (408) 986-0700.

     The Company's principal executive offices are located at 48401 Fremont Blvd., Fremont, California 94538. The Company's telephone number at that location is (510) 492-1088.

SOLICITATION

     These proxy solicitation materials, including an annual report for the fiscal year ended December 31, 2000 were mailed on or about April 30, 2001 to all shareholders entitled to vote at the Annual Meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The Company will provide a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, including financial statements and financial statement schedules (but not exhibits), without charge to each shareholder upon written request. The request should be sent to James B. Boyd, Chief Financial Officer, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538 (telephone number: (510) 492-1088). Exhibits to the Annual Report may be obtained on written request to Mr. Boyd and payment of the Company's reasonable expenses in furnishing such exhibits.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
James B. Boyd, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming the shareholder's beneficial ownership of the shares.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

VOTING

     Holders of Common Stock are entitled to one vote per share on all matters, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion. With respect to the election of directors, the seven (7) directors receiving the highest number of votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on the election of directors will be elected.

     The Inspector of Elections will tabulate the votes cast in person or by proxy at the Annual Meeting with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting (and constituting at least a majority of the required quorum) at a duly held meeting at which a quorum is present and voting is required under California law for approval of proposals presented to shareholders other than the election of directors. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the amendments to the Company's 1995 Employee Stock Purchase Plan, for the amendments to the Company's 1997 Equity Incentive Plan, for the amendments to the Company's 1995 Directors' Stock Option Plan and for the ratification of the appointment of the designated independent accountants, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as present for the purpose of determining the presence of a quorum but will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The Company announced in its proxy for the shareholders' meeting held in 2000 that if the shareholders who are interested in raising a proposal at the Company's 2001 Annual Meeting do not notify the Company of a proposal on or before March 14, 2001, management may use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2001 Annual Meeting of Shareholders. Since the Company was not notified of any proposal on or before March 14, 2001, management intends to use its discretionary voting authority to vote on any proposal that may be brought at the 2001 Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

     Only shareholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 42,669,954 shares of the Company's Common Stock were issued and outstanding, and there were 216 shareholders of record.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2002 Annual Meeting of Shareholders must be received by the Company no later than December 31, 2001, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     Also, if a shareholder does not notify the Company on or before March 13, 2002 of a proposal for the 2002 Annual Meeting of Shareholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2002 Annual Meeting of Shareholders.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's bylaws currently provide that the number of directors shall not be less than five or more than nine. The size of the Company's Board of Directors (the "Board") is currently set at seven members. Seven nominees will be elected at the Annual Meeting to be the seven directors of the Company.

     The Board has nominated the seven persons named below to serve as directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. All of the nominees have served as directors since the last annual meeting. If any nominee for any reason is unable to serve, or for good cause, will not serve as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

NOMINEES

     The names of the nominees, and certain information about them as of March 25, 2001, are set forth below:

                                                                                               DIRECTOR
         NAME OF NOMINEE            AGE                  PRINCIPAL OCCUPATION                   SINCE
         ---------------            ---                  --------------------                  --------
Fred S.L. Chan....................  53    Chairman of the Board of the Company                   1986
Matthew K. Fong...................  46    Vice Chairman of the Board                             1999
Robert L. Blair...................  53    President and Chief Executive Officer of the           1999
                                          Company
Annie M.H. Chan...................  48    Independent Investor and Management Consultant         1993
Peter T. Mok......................  46    President and CEO of KLM Capital, a venture capital    1993
                                          management company
Dominic Ng........................  41    President and CEO of East West Bank                    1998
David S. Lee......................  63    Chairman of the Board for eOn Communications and       2000
                                          Cortelco

     Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director or executive officer of the Company, except for Annie Chan and Fred Chan, who are married to each other.

     Mr. Chan joined the Company in November 1985 as President and served as such until October 1996 and then served as President again from February 1997 to September 1999. Mr. Chan has been a director since January 1986. He was appointed Chairman of the Board in October 1992. Mr. Chan served as Secretary from October 1992 to August 1995, Chief Financial Officer from October 1992 to May 1995 and Chief Executive Officer from June 1994 to September 1999. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii. Mr. Chan is the husband of Annie M.H. Chan.

     Mr. Fong has served as Vice Chairman of the Board since March 8, 2000, as Advisor to the President since January 4, 1999, and as a director of the Company from January 1999 to September 1999. Prior to that, he served as California State Treasurer from 1995 to 1998. He has led global investment missions as the Chief Financial Officer for California. He served as the National Economic Growth and Taxation Committee in Washington, D.C. Mr. Fong also served as Vice Chairman of the State Board of Equalization from 1991 to 1994.

     Mr. Blair was promoted to President and Chief Executive Officer in September 1999. Mr. Blair was elected a director in October 1999. Mr. Blair served as Executive Vice President of Operations of the Company from April 1997 to September 1999. From December 1994 to March 1997, he was Vice President of Operations of the Company. From December 1991 to November 1994, he was Senior Vice President of Operations (Software Packaging & Printing Division) of Logistix Corporation, a software turnkey company, and from 1989 to November 1991, he was Vice President and co-owner of Rock Canyon Investments, a real estate development planning firm in California. From 1986 to 1989, he held various positions at Xidex

Corporation. From 1973 to 1986 he was Vice President of High Reliability Operations at Precision Monolithics, Inc.

     Mrs. Chan has served as a director of the Company since May 1993 and has been an independent investor and management consultant since April 1996. Mrs. Chan was a member of the Senior Technical Staff of the Company from May 1995 until March 1996. From September 1994 to May 1995, she was Vice President, Administration of the Company and, from May 1993 to August 1994, she was Vice President, CAD of the Company. Mrs. Chan holds a B.S. degree in Organizational Behavior from the University of San Francisco. Mrs. Chan is the wife of Fred S.L. Chan.

     Mr. Mok has served as a director of the Company since May 1993. Mr. Mok has served as President and CEO of KLM Capital, a venture capital management company, since July 1996. From July 1994 to July 1996, Mr. Mok was Senior Manager, Investment Banking, of DBS Ltd. From June 1992 to July 1994, he was Senior Vice President, Manager and a director of Transpac Capital, Inc., a venture capital management company that is a wholly-owned subsidiary of Transpac. Mr. Mok holds a B.S. degree in Business Administration from San Jose State University.

     Mr. Ng has served as a director of the Company since May 1998. Mr. Ng has served as President and CEO of East West Bank since 1992. Prior to that, he served as President of Seyen Investment, Inc. Mr. Ng is currently a member of the Board of Governors of Town Hall Los Angeles and serves, among others, as a director of the United Way of Greater Los Angeles and a director of the Los Angeles Chamber of Commerce.

     Mr. Lee has served as a director of the Company since March 2000. Mr. Lee has served as Chairman of the Board for eOn Communications and Cortelco since 1990. Prior to that, he served as President and Chairman of Data Technology Corporation, which bought and merged with Qume Corporation in 1988. From 1983 to 1985, he served as Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. Mr. Lee held positions of Executive Vice President of ITT Qume from 1978 to 1981, and President from 1981 to 1983. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. Mr. Lee currently serves on the Board of Directors for many business and non-business related ventures including, among others, ACT Manufacturing Inc., Linear Technology Corporation, Open Data Systems, Telmax Communications, and the California Chamber of Commerce. He was an advisor to both President Bush and President Clinton through the Advisory Committee on Trade Policy and Negotiation and additionally to Governor Pete Wilson through the California Economic Development Corporation. Mr. Lee is also a Regent of the University of California.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met 8 times, including telephone conference meetings, during fiscal year 2000. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee.

     During fiscal year 2000, the Audit Committee of the Board held four meetings. Consistent with the new NASDAQ audit committee structure and membership requirements, the Audit Committee is comprised of three members:
David Lee, Peter Mok and Dominic Ng. The Audit Committee reviews the adequacy of the Company's internal control systems, financial reporting procedures, the general scope of the Company's annual audit, the fees charged by the independent accountants, the performance of non-audit services by the Company's auditors and the fairness of any proposed transaction between any officer, director or other affiliate of the Company and the Company. After such review, the Audit Committee makes recommendations to the full Board and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's common stock may now or in the future be listed. The members of the Audit Committee are independent directors.

     During fiscal year 2000, the Compensation Committee held 4 meetings. The Compensation Committee is comprised of two members: David Lee and Peter Mok. The Compensation Committee reviews and approves compensation and benefits for the Company's key executive officers, administers the Company's stock purchase and equity incentive plans and makes recommendations to the Board of Directors regarding such matters.

     The Nominating Committee was formed in December 1997. It makes recommendations to the Board regarding the size and composition of the Board. The Nominating Committee consisted of David Lee and Peter Mok. The Nominating Committee did not meet in fiscal year 2000. The Nominating Committee will consider nominees proposed by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for the Nominating Committee's consideration may do so by giving the candidate's name and qualifications in writing to the Secretary of the Company, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, CA 94538.

     With the exception of Matthew Fong who attended 62% of the aggregate number of meetings of the Board, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the Committees of the Board on which he serves held during the fiscal year 2000.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services, except that nonemployee directors (Annie Chan, David Lee, Peter Mok and Dominic Ng) receive $2,000 each for each board meeting he or she attends. The directors are reimbursed for their reasonable expenses in attending meetings of the Board of Directors.

     Nonemployee directors of the Company are automatically granted options to purchase shares of the Company's Common Stock pursuant to the terms of the Company's 1995 Directors' Stock Option Plan (the "Directors Plan"). Each nonemployee director who becomes a member of the Board on or after October 5, 1995, the effective date of the Company's initial public offering of its Common Stock (the "Effective Date"), will be automatically granted an option to purchase 20,000 shares of Common Stock under the Directors Plan (the "Initial Grant"). On each anniversary of his or her Initial Grant, each nonemployee director will be automatically granted an additional option to purchase 5,000 shares of Common Stock under the Directors Plan, so long as he or she has continuously served as a director of the Company (the "Subsequent Grant"). Effective and contingent upon the shareholders' approval, the shares of Initial Grant and Subsequent Grants shall become 40,000 and 10,000, respectively. In addition, a nonemployee director who does not receive an Initial Grant shall nevertheless automatically receive a Subsequent Grant on the anniversary of the most recent grant of an option to such director. Options granted under the Directors' Plan have an exercise price equal to the fair market value of the Company's common stock on the date of grant with a term of ten years. The fair market value of the common stock is the closing sales price on the Nasdaq National Market on the last trading day prior to grant. Nonemployee director options vest and are exercisable in four equal installments, starting from the one year anniversary date of the grant. As of March 31, 2001, Annie Chan, David Lee, Peter Mok and Dominic Ng, nonemployee directors, have been granted options to purchase 25,000, 25,000, 90,000, and 40,000 shares of the Company's common stock, respectively.

     Since January 1999, Mr. Fong has been an Advisor to the President. Under the terms of Mr. Fong's employment offer, he is an at-will employee reporting to Mr. Chan and receives compensation of $5,950 per month for four hours per week with additional compensation of $250 per hour and $2,500 per day of additional compensation for each day of travel overseas. Mr. Fong was also granted an option to purchase 100,000 shares of the Company's Common Stock.

REQUIRED VOTE

     The seven nominees receiving the highest number of affirmative votes of shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and voting on the election of directors shall be elected as directors.

                 THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION
                     OF EACH OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

               AMENDMENT OF THE 1995 EMPLOYEE STOCK PURCHASE PLAN

     We are asking the Company's shareholders to approve an amendment to the 1995 Employee Stock Purchase Plan (the "Purchase Plan") that will improve the administration of the Purchase Plan and increase the number of shares of Common Stock authorized for issuance under the Purchase Plan by 300,000 shares effective and contingent upon receipt of shareholders approval. The amendment will allow the Company to administer the Purchase Plan more flexibly. Following approval of this amendment, the maximum aggregate number of shares reserved for future issuance under the Purchase Plan shall not exceed 925,000 shares.

     The Company believes that this amendment to increase the number of shares of Common Stock authorized for issuance under the Purchase Plan, which was adopted by the Board in April 2001, is necessary to ensure that a sufficient reserve of Common Stock is available under the Purchase Plan. The Company also believes that operation of the Purchase Plan is important in attracting and retaining employees in a competitive labor market, which is essential to the Company's long-term growth and success.

     The essential features of the Purchase Plan as amended are summarized below. This summary does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholders of the Company who wishes to obtain a copy of the actual Purchase Plan document may do so upon written request to the Secretary at the Company's principal executive offices.

GENERAL

     The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code, as amended (the "Code"). It is not a tax-qualified, deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The purpose of the Purchase Plan is to provide employees (including officers and employee directors) of the Company with an opportunity to purchase Common Stock of the Company at a discount to market price through payroll deductions.

ADMINISTRATION

     The Purchase Plan is administered by our Board or a committee appointed by our Board. The Purchase Plan is currently administered by the Board's Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

ELIGIBILITY AND PARTICIPATION

     Employees (including officers and employee directors) who are customarily employed for more than 20 hours per week and more than 5 months per calendar year with the Company and our designated subsidiaries are eligible to participate in the Purchase Plan as implemented, subject to certain limitations imposed by the Code and certain other limitations set forth in the Purchase Plan. Eligible employees become participants in the Purchase Plan by filing with the stock administration department of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless the administrator sets a later time for filing the subscription agreement. A participant's subscription agreement continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

     As of March 25, 2001, approximately 422 employees, including 7 executive officers, were eligible to participate in the Purchase Plan. Members of the Company's Board who are not employees and other non-employees such as consultants are not eligible to participate. The actual benefits, if any, to participants in the Purchase Plan are not determinable prior to the purchase of shares thereunder as the value, if any, of such shares to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of the purchase and the purchase price of the shares, as described below.

OFFERING PERIODS AND PURCHASE PRICE

     To date, the Purchase Plan has been implemented by a series of consecutive offering periods of six months commencing on the first business day of May and November of each year. Payroll deductions accumulate during the six month period and are applied at the end of the period to purchase shares of Common Stock. The price at which shares are purchased is equal to 85% of the lesser of the fair market value (the closing price on Nasdaq for the applicable day) of the Common Stock on the first day of the offering period or the fair market value on the purchase date (the last day of the offering period).

     Beginning on November 1, 2001, the Purchase Plan is being implemented by a series of overlapping offering periods of approximately 24 months duration. The board approved this new structure in April 2001 after determining that many of the companies with whom we compete for employees offer purchase plans with 24-month offering periods.

     Following November 2001, purchases will be made for participants on the last business day of each April and October by applying payroll deductions accumulated over the preceding six months towards such purchases. Four purchases will be made during each offering period. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the Common Stock as of the first day of the 24-month offering period or the fair market value on the purchase date. For example, if an employee who enrolls in the offering period beginning on November 1, 2001 continues in the Purchase Plan through the end of that offering period is not automatically enrolled in a lower point offering period, he or she will make a final purchase of stock on October 21, 2003 at 85% of the lesser of the market value of the stock on November 1, 2001 or the market value on October 31, 2003 (having made three earlier purchases on April 30, 2002, October 31, 2002 and April 30, 2003 at the applicable purchase prices for each of those dates). Employees who join the Company during an ongoing offering period, or who are otherwise not yet participating in the Purchase Plan, will be given the opportunity to enroll in the Purchase Plan two times a year, on each May 1 and November 1. Employees who begin participating in the Purchase Plan after the beginning of an offering period will purchase stock at 85% of the lesser of the market value of the stock on the date they join the Purchase Plan or the purchase date market value, and will be participating in an offering period that lasts 24 months from the date they began participating.

     If the fair market value of a share of the Company's Common Stock on a purchase date within a 24-month offering period is lower than the fair market value of a share of the Company's Common Stock at the beginning of the 24-month period, then participants in that offering period will automatically be enrolled in a new 24-month offering period that will begin on the following business day (the first business day of May or November). A similar re-set mechanism applies for employees who join the Purchase Plan following the first day of the offering period.

     The applicable price at which shares may be purchased under the Purchase Plan may be adjusted in the event that shares must be added (through Board and Shareholder approval) to the Purchase Plan during an ongoing offering period in order to satisfy purchase requirements. If this happens, the applicable purchase price for these newly added shares would equal 85% of the lesser of the fair market value on the date of stockholder approval or the market value on the purchase date. We are under no obligation to cause shares to be added to the Purchase Plan at any time.

LIMITATIONS ON PARTICIPATION

     Although the amended Purchase Plan allows employees to contribute between 1% and 15% of their compensation to the Purchase Plan, the Company is implementing the Purchase Plan to allow employees to have between 2% and 10% of their compensation accumulated and applied toward purchases of shares under the Purchase Plan. The administrator may change this participation rate at any time before the beginning of an offering period. An employee may not participate in the Purchase Plan if, immediately after he or she joined, he or she (or any other person whose stock would be attributed to such employee under stock attribution rules of the Code) would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. The Company is also implementing the Purchase Plan with a per participant limit on purchases of

1,000 shares per purchase date. The Purchase Plan also limits an employee's rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Code) of the Company and its subsidiaries so that such rights may accrue at a rate that does not exceed $25,000 of fair market value of such stock (determined at the time the employee begins participating in the offering period) for each calendar year in which such right to purchase stock is outstanding at any time.

     The Company may make a pro rata allocation of the shares remaining available for option grant if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the Purchase Plan. Employees may withdraw from the Purchase Plan, and receive back their accumulated payroll deductions, at any time prior to a purchase date (the last business day of January, April, July and October). If any employee does not withdraw prior to the end of an offering period, he or she will continue to participate in the next offering period that begins following the end of that offering period.

PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over an offering period. As implemented, the deductions may not be at a rate of less than 2% or more than 10% of a participant's compensation on each payday during the offering period. The administrator may change the maximum amount that a participant can contribute at any time before the beginning of an offering period. A participant may change his or her rate of contribution as of the beginning of each three-month purchase period. A participant may discontinue his or her participation in the Purchase Plan by withdrawing at any time. When a participant withdraws, he or she receives back the payroll deductions accumulated under the Purchase Plan, but does not receive interest on such amounts. Amounts contributed to the Purchase Plan are part of the Company's general funds and are not required to be segregated. Payroll deductions for a participant begin with the first full payroll following the date he or she joins the Purchase Plan. To the extent necessary to comply with the Code provisions and certain purchase limitations of the Purchase Plan, a participant's payroll deductions may be decreased to 0%.

TERMINATION OF EMPLOYMENT OR LOSS OF ELIGIBILITY

     Termination of a participant's employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during an offering period, causes the employee to become ineligible to participate in the Purchase Plan. In such event, payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, without interest.

CAPITAL CHANGES

     In the event any change is made in the Company's capitalization in the middle of an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment may be made in the purchase price and in the number of shares subject to options under the Purchase Plan and to the number of shares authorized for issuance under the Purchase Plan.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

     The Board of Directors may at any time amend or terminate the Purchase Plan. If the Purchase Plan is terminated, the Board may terminate all outstanding options or may allow options to expire in accordance with their terms.

     If not terminated earlier, the Purchase Plan will terminate on July 31, 2005.

TAX INFORMATION

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of Common Stock within the later of two years from the offering date that applies to the shares (the beginning of the offering period or the day on which the employee joined the Purchase Plan) or within one year from the purchase date of the shares, a transaction referred to as a "disqualifying disposition," the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of Common Stock for more than one year after the purchase date.

     If the participant disposes of his or her shares of Common Stock more than two years after the offering date of such option and more than one year after the purchase date of such option, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the offering date of such option. The amount of such ordinary income will be added to the participant's basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss.

     We will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, we receive no deduction.

     The foregoing is only a summary of the effect of federal income taxation upon the participants and us with respect to participation in the Purchase Plan and does not purport to be complete. Furthermore, the foregoing does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Purchase Plan for their particular situations.

REQUIRED VOTE

     The approval of the amendment of the Purchase Plan and the reservation of 300,000 additional shares for issuance thereunder requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

  THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE 1995 EMPLOYE STOCK PURCHASE PLAN AND THE RESERVATION OF 300,000 ADDITIONAL SHARES OF
                     COMMON STOCK FOR ISSUANCE THEREUNDER.

                                 PROPOSAL NO. 3

                  AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve the amendment of the Company's 1997 Equity Incentive Plan (the "1997 Plan") and the reservation of 2,500,000 additional shares of Common Stock for issuance thereunder. The shareholders are also being asked to approve an increase in the per person annual grant limits. The following is a summary of principal features of the 1997 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company's principal executive offices.

GENERAL

     The Company's 1997 Plan was adopted by the Board in April 1997. In connection with the amendment of the 1997 Plan, the Board has reserved 2,500,000 additional shares of Common Stock for issuance under the 1997 Plan. The Board believes that, in order to attract qualified employees, officers, consultants and directors to the Company and to provide incentives to its current employees, officers, consultants and directors, it is necessary to grant options to purchase Common Stock to such persons pursuant to the 1997 Plan. Accordingly, the shareholders are being asked to approve the amendment of the 1997 Plan.

     The 1997 Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting of nonstatutory stock options to employees, consultants and directors. See "United States Federal Income Tax Information" below for information concerning the tax treatment of both incentive stock options and nonstatutory stock options.

     As of March 25, 2001, 1,306,502 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase 7,500,000 shares were outstanding and 70,291 shares remained available for future grant. Grants under the 1997 Plan are discretionary. Accordingly, the future benefits under the 1997 Plan to particular participants are not determinable. The following table sets forth information with respect to the stock options granted to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group under the 1997 Plan in the last completed fiscal year.

                                                       NUMBER OF SHARES SUBJECT TO    WEIGHTED AVERAGE
                                                          OPTIONS GRANTED UNDER        EXERCISE PRICE
                   NAME AND TITLE                             THE 1997 PLAN              PER SHARE
                   --------------                      ---------------------------    ----------------
Fred Chan............................................                 --                  $
Robert Blair.........................................                 --                   --
Frank Effler.........................................                 --                   --
Paul Tien............................................                 --                   --
Austin Sun...........................................                 --                   --
All current executive officers as a group (7
  persons)...........................................                 --                   --
All directors who are not executive officers (4
  persons)...........................................                  0                    0
All employees (including all current officers who are
  not executive officers) as a group (402 persons)...          2,823,709                  $14.7817

     The 1997 Plan is not a qualified, deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the ERISA.

RESERVATION OF SHARES UNDER THE 1997 PLAN

     The Board believes that in order to attract and retain highly qualified employees, consultants and directors and to provide such employees, consultants and directors with adequate incentive through their proprietary interest in the Company, it is necessary to reserve 2,500,000 additional shares of Common Stock for issuance thereunder. At the Annual Meeting, the shareholders are being asked to approve the amended 1997 Plan and the reservation of 2,500,000 additional shares of Common Stock for issuance thereunder.

PURPOSE

     The purposes of the 1997 Plan are to attract and retain the best available personnel for the Company, to provide additional incentive to the employees, officers, consultants and directors of the Company, and to promote the success of the Company's business.

ADMINISTRATION

     Grants under the 1997 Plan may (but need not) be made by different administrative bodies with respect to employees or consultants who are also officers or directors and employees who are neither directors nor officers. A body administering grants that are intended to comply with Rule 16b-3 of the Exchange Act and to be "performance-based compensation" under Section 162(m) of the Code shall comply with the requirements of those laws. The various administrative bodies are referred to as the "Administrator."

ELIGIBILITY

     The 1997 Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants of the Company (including non-employee directors). Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares and the exercise price to be associated with each option. In making such determination, the Administrator takes into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of March 25, 2001, there are approximately 415 employees, officers, consultants and directors eligible to participate in the 1997 Plan.

     The 1997 Plan as amended provides that the maximum number of shares of Common Stock which may be granted under options to any one individual under the 1997 Plan during any fiscal year is 500,000, provided that options covering up to 1,000,000 shares may be granted to an individual in connection with his or her initial employment. (Prior to the amendment, these limits were 375,000 and 750,000, respectively.) These limits are subject to adjustment as provided in the 1997 Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

TERMS OF OPTIONS

     The terms of options granted under the 1997 Plan are determined by the Administrator. Each option is evidenced by a stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:

     Exercise of the Option. The optionee must earn the right to exercise the option by continuing to work for the Company. The Administrator determines when options are exercisable. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price of the shares purchased upon exercise of an option is determined by the Administrator.

     Exercise Price. The exercise price of options granted under the 1997 Plan is determined by the Administrator and must be at least equal to the fair market value of the shares on the date of grant based upon the closing price on the Nasdaq National Market on the date of grant, in the case of incentive stock options. In the case of nonstatutory stock options, the exercise price of the option granted is as determined by the Administrator. Incentive stock options granted to shareholders owning more than 10% of the total combined voting power of all classes of the Company's stock (such holders are referred to as "10% Shareholders") are subject to the additional restriction that the exercise price on such options must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options granted to a "covered employee" under
Section 162(m) of the Code are subject to the additional restriction that the exercise price on such options must be at least 100% of the fair market value on the date of grant.

     Termination of Employment. Unless otherwise provided in the option agreement, if the optionee's employment or consulting relationship with the Company is terminated for any reason other than death or total and permanent disability or for cause, options under the 1997 Plan may be exercised not later than 30 days after the date of such termination to the extent the option was exercisable on the date of such termination. In no event may an option be exercised by any person after the expiration of its term.

     Disability. Unless otherwise provided in the applicable stock option agreement, if an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of or her total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months in the case of incentive stock options as is determined by the Administrator) after the date of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

     Death. Unless otherwise provided in the applicable stock option agreement, if an optionee should die while employed or retained by the Company (or within 30 days of a termination other than for cause), and such optionee has been continuously employed or retained by the Company since the date of grant of the option, the option may be exercised within twelve months after the date of death (or such other period of time, not exceeding six months, as is determined by the Administrator) by the optionee's estate or by a person who acquired the right to exercise the option by bequest or inheritance to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

     Cause. Unless otherwise provided in the applicable stock option agreement, if an optionee's employment or service with the Company is terminated for cause, the optionee's option will terminate upon termination.

     Option Termination Date. Incentive stock options granted under the 1997 Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to 10% Shareholders may not have a term of more than five years.

     Nontransferability of Options. Incentive stock options are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee. In the case of nonstatutory stock options, the Administrator may at its discretion in certain circumstances allow the transferability of such options.

     Acceleration of Option. In the event of a merger of the Company with or into another corporation or sale of substantially all of the Company's assets, the Administrator may either accomplish a substitution or assumption of options by the successor corporation or give written notice of the acceleration of the optionee's right to exercise his or her outstanding options in part or in full at any time within fifteen days of such notice.

     Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1997 Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, and the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1997 Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Administrator.

AMENDMENT AND TERMINATION

     The Board may amend the 1997 Plan at any time or from time to time or may terminate it without approval of the shareholders to the extent allowed by applicable law. However, no action by the Board or the shareholders may materially and adversely affect any option previously granted under the 1997 Plan, unless mutually agreed otherwise between the optionee and the Board. The 1997 Plan shall terminate in April 2007, provided that any options then outstanding under the 1997 Plan shall remain outstanding until they expire by their terms.

UNITED STATES FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the 1997 Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the 1997 Plan.

     Options granted under the 1997 Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not qualify. If an option granted under the 1997 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax. (See discussion below.) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock on the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

ALTERNATIVE MINIMUM TAX

     The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

     If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

REQUIRED VOTE

     The approval of the amendment of the 1997 Plan and the reservation of 2,500,000 additional shares for issuance thereunder requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

 THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE 1997 PLAN AND THE RESERVATION OF 2,500,000 ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE
  THEREUNDER. APPROVAL OF AMENDMENT TO THE 1995 EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 4

                 AMENDMENT OF 1995 DIRECTORS' STOCK OPTION PLAN

     At the Annual Meeting, the Company's shareholders are being asked to approve the amendment of the 1995 Directors' Stock Option Plan (the "Directors Plan") to increase the number of shares under the Initial Grant and the Subsequent Grant and to reserve 300,000 additional shares of Common Stock for issuance thereunder for a total of 600,000 shares. The following is a summary of principal features of the Directors Plan as amended. The summary, however, does not purport to be a complete description of all the provisions of the Directors Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company's principal offices.

GENERAL AND PURPOSE

     The Directors Plan was adopted by the Board in August 1995 and the Board originally reserved a total of 300,000 shares of Common Stock for issuance thereunder.

     The Directors Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. It is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board.

     The purpose of the Directors Plan is to provide an incentive for directors to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board.

GRANT AND EXERCISE OF OPTION

     The Directors Plan provides that each person who becomes a nonemployee director after the effective date of the Directors Plan shall be automatically granted an Initial Grant to purchase 40,000 shares of Common Stock on the date on which such person first becomes a nonemployee director, whether through election by the shareholders of the Company or appointment by the Board to fill a vacancy. A Subsequent Grant to purchase 10,000 shares is automatically granted to each nonemployee director on each anniversary of the nonemployee director's Initial Grant. Prior to the amendment of the Directors Plan, the Initial Grant was for 20,000 shares and each Subsequent Grant was for 5,000 shares.

     The Directors Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to the terms of a qualified domestic relations order (as defined by the Code), and each option is exercisable, during the lifetime of the optionee, only by such optionee.

     Each option granted under the Directors Plan becomes exercisable as to 25% of the shares subject to the option on each of the first, second, third and fourth anniversaries of the date of grant, provided the optionee remains a director of the Company continuously through such anniversary. The options remain exercisable for up to seven months following the optionee's termination of service as a director of the Company, unless such termination is a result of death or permanent and total disability, in which case the options remain exercisable for up to 12 months. An option is never exercisable beyond its term.

EXERCISE PRICE AND TERM OF OPTIONS

     The exercise price of all stock options granted under the Directors Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, which is defined to be the closing sale price of the Company's Common Stock on the Nasdaq National Market on the immediately preceding trading date. Options granted under the Directors Plan have a term of ten years.

PLAN BENEFITS

     As discussed above, under the amended Directors Plan each non-employee director would receive an option to purchase 10,000 shares of Common Stock on the next anniversary of the commencement of his or her service as a nonemployee director. As of March, 2001, there were four eligible nonemployee directors. Employee directors of the Company are not eligible to receive options under the Directors Plan.

MERGER OR SALE OF ASSETS

     In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any of certain other corporate transactions, each nonemployee director shall have a reasonable time within which to exercise the option, including any part of the option that would not be exercisable prior to the time of such transaction but would terminated at the end of such transaction.

AMENDMENT AND TERMINATION

     The Board may at any time amend or terminate the Directors Plan, except that such termination cannot affect options previously granted without the agreement of any optionee being so affected. Notwithstanding the foregoing, the provisions regarding the grant of options under the Directors Plan may be amended only once in any six-month period, other than to comport with changes in the Code, ERISA, or the rules thereunder.

     If not terminated earlier, the Directors Plan will expire in 2005.

U.S. FEDERAL INCOME TAX INFORMATION

     The following is a brief summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside. The Company advises all eligible directors to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the Directors Plan.

     Options granted under the Directors Plan are nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above will be treated as capital gain (or loss), and will be long-term capital gain if the optionee has held the shares more than one year. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the amendment of the Directors Plan to increase the number of shares under the Initial Grant and the Subsequent Grant and to reserve 300,000 additional shares of Common Stock for issuance thereunder.

RECOMMENDATION OF THE BOARD

  THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT OF THE DIRECTORS' STOCK OPTION
   PLAN AND THE RESERVATION OF ADDITIONAL SHARES OF COMMON STOCK FOR ISSUANCE
                                  THEREUNDER.

                                 PROPOSAL NO. 5

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Company has selected PricewaterhouseCoopers LLP as its independent accountants to perform the audit of the Company's financial statements for fiscal year 2001 and recommends that the shareholders vote for ratification of such selection. In the event the shareholders do not ratify such appointment, the Board will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT ACCOUNTANTS

  Audit Fees

     PricewaterhouseCoopers LLP billed the Company aggregate fees of $548,000 for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2000 and for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the first three quarters of fiscal 2000.

  Financial Information Systems Design and Implementation

     PricewaterhouseCoopers LLP billed the Company aggregate fees of $0 for professional services rendered for various information system implementation projects in fiscal 2000.

  All Other Fees

     PricewaterhouseCoopers LLP billed the Company aggregate fees of $591,903 for other professional services rendered in fiscal 2000, including professional services in connection with tax preparation, tax consultation, statutory filings and other consulting services.

     The Audit Committee of the Board has considered whether the provision by PricewaterhouseCoopers LLP of the non-audit listed above is compatible with maintaining PricewaterhouseCooper LLP's independence.

REQUIRED VOTE

     The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present at the Annual Meeting in person or by proxy and entitled to vote and constituting a majority of the required quorum.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF
                PRICEWATERHOUSECOOPERS LLP FOR FISCAL YEAR 2001.

          COMMON OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 23, 2001, known to the Company regarding the beneficial ownership of the Company's common stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each of the Company's directors,
(iii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers") and (iv) all directors and executive officers as a group.

                                                            SHARES BENEFICIALLY
                                                                  OWNED(1)         OPTIONS EXERCISABLE
  5% SHAREHOLDERS, DIRECTORS, NAMED EXECUTIVE OFFICERS,     --------------------      ON OR BEFORE
     AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP          NUMBER     PERCENT      MAY 22, 2001
  -----------------------------------------------------     ----------   -------   -------------------
Fred S.L. Chan(2).........................................  11,543,091     29%           155,106
  Chairman of the Board of Directors
Annie M.H. Chan, Director(2)..............................  11,543,091     29%           155,106
Trusts benefiting the children of Fred S.L. Chan and
  Annie M.H. Chan(3)......................................   3,680,954      9%
Matthew K. Fong, Vice Chairman of the Board of Directors
  and Advisor to the President............................      35,000      *             35,000
David Lee, Director.......................................       5,521      *              5,521
  c/o Eon Communications
  105 Cochrane Circle
  Morgan Hill, CA 95037
Peter T. Mok, Director....................................      67,829      *             59,479
  c/o KLM Capitol Group
  2041 Mission College Blvd., Suite 175
  Santa Clara, CA 95054
Dominic Ng, Director......................................      27,917      *             27,917
Robert L. Blair, President, CEO and Director..............     472,399      1%            76,750
Paul Tien, VP of Engineering..............................     342,595      *            123,200
Frank Effler, Jr., VP of Worldwide Sales..................      96,867      *             38,501
All executive officers and directors as a group (12
  persons)(4).............................................  12,591,219     30%           561,474

---------------
 *  Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. As of March 25, 2001, 42,068,088 shares of the Company's Common Stock were issued and outstanding. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days after March 25, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 900,000 shares held by Mrs. Annie Chan (Mr. Fred Chan's wife) and 10,629,652 shares held by Annie M.H. Chan Living Trust. Also includes options exercisable on or before May 22, 2001 and held by Mrs. Chan to purchase 13,752 shares of Common Stock of the Company.

(3) Represents 814,578 shares held by a trust benefiting David Y.W. Chan (the "David Chan Trust"), 814,576 shares held by a trust benefiting Edward Y.C. Chan (the "Edward Chan Trust"), 280,000 shares held by a trust benefiting Michael Y.J. Chan (the "Michael Chan Trust") and 1,771,800 shares held by a trust benefiting David, Edward and Michael Chan jointly. David, Edward and Michael Chan are the sons of Fred S.L. Chan and Annie M.H. Chan. Mee Sim Chan Lee and Sung Kook Kim are trustees of the four above-mentioned trusts. In addition, Myong Shin Kim is a trustee of the David Chan Trust, the Michael Chan Trust and the Edward Chan Trust.

(4) Includes an aggregate of 561,474 shares which the directors and executive officers have the right to acquire by May 22, 2001. Does not include an aggregate of 3,680,954 shares held by trusts benefiting Mr. & Mrs. Chan's children.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Named Executive Officers: (1) the Company's Chief Executive Officer and (2) the Company's four other most highly compensated executive officers whose salary and bonus for the fiscal year 2000 were in excess of $100,000.

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                       ANNUAL COMPENSATION                       ----------------------------
                                   ----------------------------      OTHER       SECURITIES
                                   FISCAL                            ANNUAL      UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS     COMPENSATION    OPTIONS     COMPENSATION(1)
   ---------------------------     ------   --------   --------   ------------   ----------   ---------------
Fred S.L. Chan...................   2000    $248,000   $              $ --             --         $  655
  Chairman of the Board             1999     248,000    701,002         --        350,000          1,059
  of Directors of the Company and
  President & CEO of Vialta         1998     248,000    154,919         --        100,000(2)         546
Robert Blair.....................   2000    $260,000   $     --       $ --             --         $  686
  President & CEO                   1999     215,000     50,000        322        206,666            907
                                    1998     196,667         --         --        340,000(3)         546
Frank Effler, Jr. ...............   2000    $166,629   $ 93,459       $750             --         $  440
  VP of Worldwide Sales             1999     181,292     97,129        322         25,000            715
                                    1998     126,538     65,830         --        125,000(4)         468
Austin Sun(5)....................   2000    $143,654   $     --       $ --             --         $  379
  VP of Business Development        1999          --         --         --             --             --
                                    1998          --         --         --             --             --
Paul Tien........................   2000    $170,000   $  4,000       $ --             --         $  449
  Senior VP of Engineering          1999     159,167     49,000         --         70,000            420
                                    1998     156,870         --         --        120,000(6)         414

---------------
(1) Includes dollar value of premiums paid by the Company under the Company's group term life insurance policy and accidental death and dismemberment policy on behalf of the Named Executive Officers.

(2) Represents repriced options, which are deemed as newly granted.

(3) Includes 240,000 shares of repriced options to purchase the Company's Common Stock, which are deemed as newly granted.

(4) Includes 80,000 shares of repriced options to purchase the Company's Common Stock, which are deemed as newly granted.

(5) Mr. Sun joined the Company in June, 2000.

(6) Includes 120,000 of repriced options to purchase the Company's Common Stock, which are deemed as newly granted.

STOCK OPTION GRANTS IN FISCAL YEAR 2000

     There were no stock grants made during fiscal year 2000 to the named executive officers.

AGGREGATE OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END VALUES

     The following table sets forth certain information concerning the exercise of options by each of the Named Executive Officers during fiscal year 2000, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $5.125 per share, which was the closing price of the Company's common stock as reported on the Nasdaq National Market on December 31, 2000.

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FISCAL                OPTIONS AT
                              SHARES                             YEAR END                 FISCAL YEAR-END(2)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Fred S.L. Chan............    538,988     $4,809,682       70,833        269,167      $       --       $    --
Robert Blair..............    135,278     $2,147,538       50,918        223,804      $   46,095       $55,624
Frank Effler, Jr. ........     56,666     $  753,533       26,001         67,333      $   22,528       $67,056
Austin Sun................         --     $       --           --             --      $       --       $    --
Paul Tien.................    152,900     $2,703,192      323,178         84,717      $1,316,938       $86,799

---------------
(1) "Value Realized" represents the fair market value of the shares of common stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's common stock on December 31, 2000, the last day of trading for the fiscal year.

PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the common stock of the Company from the first day of trading of the Company's common stock upon the Company's initial public offering (October 6, 1995) to December 31, 2000 with the cumulative total return on the Nasdaq Stock Market and the Hambrecht & Quist Technology Index (assuming the investment of $100 in the Company's common stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends). The stock price performance on the following graph is not necessarily indicative of future stock price performance.
[PERFORMANCE GRAPH]

                                                                            NASDAQ STOCK MARKETEU.S.
                                                  ESS TECHNOLOGY, INC.                INDEX               H&Q TECHNOLOGY INDEX
                                                  --------------------      ------------------------      --------------------
10/6/95                                                  100.00                      100.00                      100.00
12/31/95                                                 153.33                      104.40                       99.66
3/31/96                                                  125.00                      109.20                      101.58
6/30/96                                                  123.33                      118.10                      108.81
9/30/96                                                  114.17                      122.41                      115.51
12/31/96                                                 187.50                      128.45                      123.86
3/31/97                                                  161.67                      121.47                      118.06
6/30/97                                                   89.58                      143.73                      142.11
9/30/97                                                  101.25                      168.04                      172.22
12/31/97                                                  50.63                      157.32                      145.22
3/31/98                                                   42.50                      184.12                      175.83
6/30/98                                                   31.25                      189.20                      180.01
9/30/98                                                   22.50                      170.72                      160.02
12/31/98                                                  33.33                      221.85                      225.88
3/31/99                                                   34.38                      248.81                      246.00
6/30/99                                                   89.58                      272.18                      291.35
9/30/99                                                   88.33                      278.95                      308.22
12/31/99                                                 147.92                      412.29                      504.46
3/31/00                                                  116.67                      462.72                      542.02
6/30/00                                                   96.67                      402.30                      485.93
9/30/00                                                   95.40                      370.16                      477.04
12/31/00                                                  34.16                      248.07                      309.87

     The following description data are supplied in accordance with Rule 304(d) of Regulation S-T:

                                                                    NASDAQ STOCK MARKET --
                                                                          U.S. INDEX              H&Q TECHNOLOGY INDEX
                        ESS TECHNOLOGY, INC.                      --------------------------   --------------------------
                            MARKET PRICE       INVESTMENT VALUE    INDEX    INVESTMENT VALUE    INDEX    INVESTMENT VALUE
                        --------------------   ----------------   -------   ----------------   -------   ----------------
10/6/95..............          $15.00              $100.00         331.02       $100.00         839.63       $100.00
12/31/95.............          $23.00              $153.33         345.57       $104.40         836.78       $ 99.66
3/31/96..............          $18.75              $125.00         361.76       $109.20         852.89       $101.58
6/30/96..............          $18.50              $123.33         391.22       $118.10         913.62       $108.81
9/30/96..............          $17.13              $114.17         405.21       $122.41         969.86       $115.51
12/31/96.............          $28.13              $187.50         425.18       $128.45        1040.00       $123.86
3/31/97..............          $24.25              $161.67         402.10       $121.47         991.30       $118.06
6/30/97..............          $13.44              $ 89.58         475.78       $143.73        1193.17       $142.11
9/30/97..............          $15.19              $101.25         556.24       $168.04        1446.03       $172.22
12/31/97.............          $ 7.59              $ 50.63         520.76       $157.32        1219.28       $145.22
3/31/98..............          $ 6.38              $ 42.50         609.45       $184.12        1476.33       $175.83
6/30/98..............          $ 4.69              $ 31.25         626.28       $189.20        1511.43       $180.01
9/30/98..............          $ 3.38              $ 22.50         565.13       $170.72        1343.55       $160.02
12/31/98.............          $ 5.00              $ 33.33         734.38       $221.85        1896.52       $225.88
3/31/99..............          $ 5.16              $ 34.38         823.60       $248.81        2065.47       $246.00
6/30/99..............          $13.44              $ 89.58         900.96       $272.18        2446.24       $291.35
9/30/99..............          $13.25              $ 88.33         923.39       $278.95        2587.88       $308.22
12/31/99.............          $22.19              $147.92        1364.76       $412.29        4235.56       $504.46
3/31/00..............          $17.50              $116.67        1531.67       $462.72        4551.00       $542.02
6/30/00..............          $14.50              $ 96.67        1331.67       $402.30        4080.04       $485.93
9/30/00..............          $14.31              $ 95.40        1225.31       $370.16        4005.40       $477.04
12/31/00.............          $ 5.13              $ 34.16         821.15       $248.07        2601.72       $309.87

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following and the Performance Graph in this proxy shall not be incorporated by reference into any such filing.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee operates under a written charter adopted by the Board which is included in the Proxy Statement as Appendix A. The Audit Committee has received the written disclosures and letter from the independent accountants required by ISB No. 1.

     The Audit Committee meets with the Company's independent accountants to review and discuss the adequacy of the Company's internal control system, financial reporting procedures and other matters required to be discussed by the Statement of Auditor Standards 61 such as the independent accountant's judgements as to the quality of the financial statements, changes in the accounting policies and sensitive accounting estimates. The Audit Committee reviews and discusses the audited financial statements with the management. The Audit Committee reviews the general scope of the Company's annual audit and fees charged by the independent accountants, reviews and monitors the performance of non-audit services by the Company's auditors and reviews the fairness of any proposed transactions between any officer, director or other affiliate of the Company and the Company. After the reviews, the Audit Committee makes recommendations, such as to include the audited financial statement in the Company's annual report on Form 10-K, to the full Board and performs such further functions as may be required by any stock exchange or over-the-counter market upon which the Company's Common State may now or in the future be listed.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

     The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") at or about the beginning of each year. The Committee administers the Company's incentive and equity plans, including the 1992 Stock Option Plan, the 1995 Equity Incentive Plan, the 1995 Employee Stock Purchase Plan, the 1995 Directors Stock Option Plan, and the 1997 Equity Incentive Plan.

     The Committee's philosophy in compensating the CEO is to relate compensation directly to corporate performance. Thus, the Company's compensation policy for the CEO relates a portion of his total compensation to the Company profit objectives and individual objectives set forth at the beginning of the Company's year. Consistent with this policy, a designated portion of the CEO's compensation is contingent on corporate performance, and is also based on his performance as measured against objectives established under the CEO Incentive Plan, as determined by the Committee in its discretion. Long-term equity incentives for the CEO are effected through the granting of stock options under the 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan. Stock options have value for the CEO only if the price of the Company's stock increases above the fair market value (in Mr. Chan's case, 110% of the fair market value) on the grant date and the CEO remains in the Company's employ for the period required for the shares to vest.

     The base salary, incentive compensation and stock option grants of the CEO are determined in part by the Committee reviewing data on prevailing compensation practices in technology companies with whom the Company competes for executive talent and by their evaluating such information in connection with the Company's corporate goals. To this end, the Committee attempts to compare the compensation of the Company's CEO with the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation. In addition to his base salary, the Company's CEO is eligible to receive cash bonuses and to participate in the 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     During the fiscal year that ended on December 31, 2000, the Company's executive compensation program was comprised of the following key components: base salary, annual bonus, and equity-based incentives.

     Base Salary. The Company sets the base salaries of its executives at the levels of comparably sized companies engaged in similar industries.

     Annual Bonus. The Company's cash bonus program seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when such objectives are met. Fiscal year 2000 executive bonus payments for Messrs. Effler and Tien were based upon individual performance objectives.

     Equity-Based Incentive Compensation. Stock options are an important component of the total compensation of executives. The Company believes that stock options align the interests of each executive with those of the shareholders. They also provide executives a significant, long-term interest in the Company's success and help retain key executives in a competitive market for executive talent. The Company's 1995 Equity Incentive Plan and 1997 Equity Incentive Plan authorize the Committee to grant stock options to executives. The number of shares owned by, or subject to options held by, each executive officer is periodically reviewed and additional awards are considered based upon past performance of the executive and the relative holdings of other executives in the Company. The option grants generally utilize four-year vesting periods to encourage executives to continue contributing to the Company, and they expire not later than ten years from the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Company's CEO's compensation plan includes the same elements and performance measures as the plans of the Company's other executive officers. The Compensation Committee evaluates the performance of the Company's CEO, sets his base compensation and determines bonuses and awards stock or option grants, if any. Mr. Blair's base salary for fiscal year 2000 was $260,000 compared to $260,000 for fiscal year 1999. He did not receive a bonus for fiscal year 2000.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee has considered the impact of Section 162(m) of the Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million, the Compensation Committee believes that this section will not affect the tax deductions available to the Company. It will be the Compensation Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                      COMPENSATION COMMITTEE

                                       /s/ DAVID LEE, PETER T. MOK and DOMINIC
                                                        NG
                                      ------------------------------------------
                                      David Lee
                                      Peter T. Mok
                                      Dominic Ng

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Lee, Mr. Mok and Mr. Ng have not been an officer or employee of the Company or any of its subsidiaries.

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

     Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, nominee for election as a director, executive officer, holder of more than 5% of the Company's common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) normal compensation arrangements, which are described under "Executive Compensation" above and (ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" above.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     James Boyd, David Lee and Austin Sun filed late Form 3s. Frank Effler and Matthew Fong filed late Form 4s. Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all other Section 16(a) filing requirements for the year ended December 31, 2000 were met.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Boyd
                                          Chief Financial Officer

Dated: April 30, 2001

                                                                      APPENDIX A

                              ESS TECHNOLOGY, INC.

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

PURPOSE

     The purpose of the Audit Committee established by this charter will be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of ESS Technology, Inc., a California corporation (the "Company"), to provide to the Board of Directors (the "Board") the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, to supervise the finance function of the Company (which will include, among other matters, the Company's investment activities) and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention.

     The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

CHARTER REVIEW

     The Audit Committee will review and reassess the adequacy of this charter at least once per year. This review is initially intended to be conducted at the first Audit Committee meeting following the Company's Annual Meeting of Shareholders, but may be conducted at any time the Audit Committee desires to do so. Additionally, to the extent and in the manner that the Company is legally required to do by the rules of the Securities and Exchange Commission (the "SEC"), this charter (as then constituted) shall be publicly filed.

MEMBERSHIP

     The Audit Committee must be comprised of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall be an "independent director," as defined by and to the extent required by the Rules of the National Association of Securities Dealers, Inc. ("NASD").

     Further, each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Notwithstanding the foregoing, one director who is not independent, as defined in the NASD Rules, and who is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee, if the board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

MEETINGS

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least quarterly to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company upon the completion of the annual audit, and at such other times as it deems appropriate, to review the independent auditors' examination and management report.

RESPONSIBILITIES

     The responsibilities of the Audit Committee shall include:

          1. Nominating the independent auditors for annual approval by the Board and ratification by the Shareholders;

          2. Reviewing the plan for the audit and related services at least annually;

          3. Reviewing audit results and annual and interim financial statements;

          4. Ensuring the receipt of, and reviewing, a written statement from the Company's auditors delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1;

          5. Reviewing and actively discussing with the Company's auditors any disclosed relationship or service that may impact the objectivity and independence of the auditor;

          6. Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor;

          7. Overseeing the adequacy of the Company's system of internal accounting controls, including obtaining from the independent auditors management letters or summaries on such internal accounting controls;

          8. Overseeing the effectiveness of the internal audit function;

          9. Overseeing the Company's compliance with the Foreign Corrupt Practices Act;

          10. Overseeing the Company's compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities; and

          11. Overseeing the Company's finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company's assets.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it.

     Finally, the Audit Committee shall ensure that the Company's auditors understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company's Shareholders, and (ii) the Board's and the Audit Committee's ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company's independent auditors (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement).

REPORTS

     The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company's proxy statement for its Annual Meeting of Shareholders.

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              ESS TECHNOLOGY, INC.

                       2001 ANNUAL MEETING OF SHAREHOLDERS

        The undersigned shareholder of ESS Technology, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2001, and hereby appoints Robert Blair and James Boyd, and each of them, with full power to each of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of ESS Technology, Inc. to be held on May 31, 2001 at 2:00 p.m. local time, at the Westin Hotel, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

        The Proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) FOR the Election of Directors in the manner described in the Proxy Statement, (2) FOR the proposal to approve an amendment to the 1995 Employee Stock Purchase Plan to improve the administration of the 1995 Employee Stock Purchase Plan and increase the numbers of shares of Common Stock authorized for issuance thereunder by 300,000 shares, (3) FOR the proposal to approve an amendment to the 1997 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,500,000 shares, (4) FOR the amendments to the Company's 1995 Directors' Stock Option Plan, to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares and (5) FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE


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                              FOLD AND DETACH HERE

                                                                Please mark
                                                                votes as in
                                                                this example [X]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND PROPOSALS 2, 3 AND 4.

1. Election of Directors                    FOR   WITHHELD                                                 FOR  AGAINST  ABSTAIN
   Nominees: Fred S.L. Chan,                [ ]     [ ]             3. To approve amendments to the 1997   [ ]    [ ]      [ ]
             Annie M.H. Chan, Matthew Fong,                            Equity Incentive Plan to increase
             Robert Blair, David Lee,                                  the number of shares of Common Stock
             Peter T. Mok, and Dominic Ng                              reserved for issuance thereunder
                                                                       by 2,500,000 shares.
-----------------------------------------
 For all nominees except as noted above                                                                    FOR  AGAINST  ABSTAIN
                                                                    4. To approve amendments to the        [ ]    [ ]      [ ]
                                            FOR  AGAINST  ABSTAIN      1995 Directors Stock Option Plan.
2. To approve amendments to the 1995        [ ]    [ ]      [ ]
   Employee Stock Purchase Plan to                                                                         FOR  AGAINST  ABSTAIN
   improve the administration of the                                5. To ratify the appointment of        [ ]    [ ]      [ ]
   1995 Employee Stock Purchase Plan                                   PricewaterhouseCoopers LLP as
   and increase the number of shares of                                independent accountants of the
   Common Stock reserved for issuance                                  Company for the fiscal year
   thereunder by 300,000 shares.                                       ending December 31, 2001.

                                                                       and, in their discretion, the proxies are authorized to
                                                                       vote on such other business as may properly come before
                                                                       the meeting or any adjournment thereof.

                                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


SIGNATURE(S)                                           DATE
            -----------------------------------------       --------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership by authorized person.

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